Exhibit 99.1
                                                    ------------







FOR IMMEDIATE RELEASE
---------------------



Micronetics  Reports  Record FY2003 Results -  Revenues  Increase
39.8%; Profits up 162%


Hudson,  NH  -- (BUSINESS WIRE) -- June 12, 2003 --  Micronetics,
Inc. (NASDAQ/NOIZ) today reported results for its fiscal year ended March 31, 2003 ("FY2003").

For FY2003, the Company had net sales of $10,676,348, as compared to net sales of $7,636,297 for FY2002, an increase of $3,040,051 or approximately 39.8%. For FY2003, the Company had net income of $1,189,049, or $.27 per share-basic and diluted, as compared to net income for the prior fiscal year of $453,397, or $.11 per share-basic and $.10 per share-diluted. This is an increase of $735,652 or approximately 162%. The FY2002 period included a non-cash write-down of approximately $404,000 of goodwill. The weighted average shares outstanding for FY2003 were 4,387,309-basic and 4,468,262-diluted, and for FY2002 were 4,130,716-basic and 4,453,647-diluted.

Richard Kalin, President & CEO, stated "These results reflect growth in our Defense Electronics Group, offset by modest declines in our Test Solutions and VCO Products Groups. A large percentage of the revenue growth in FY2003 was due to our acquisition of Enon Microwave, Inc. in March 2002. Our transition to increased production of integrated microwave subassemblies in our Defense Electronics Group has taken hold allowing us to increase sales/marketing opportunities. This, along with the Enon acquisition last year, allowed us to significantly increase backlog over last year."
Mr. Kalin continued, "Our recent acquisition of Microwave Concepts, Inc., for which we experienced some additional costs in Q4, should assist us in meeting our current requirements and open up new opportunities to develop increased defense and aerospace opportunities. We are beginning to see the first positive results from these efforts."

Mr. Kalin continued, "Based on current backlog, we are optimistic our financial performance in Fiscal 2004 will reflect increased revenues and profitability over FY2003."

Micronetics, operating through its Defense Electronics, Test Solutions and VCO Products Groups, manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, BAE Systems, Boeing, EADS, Honeywell, ITT, L-3 Communications, Lockheed Martin, NEC, Northrop Grumman, Raytheon, Southwest Research, Teradyne, Tektronix and Thales. Micronetics also operates through its wholly-owned subsidiaries, Enon Microwave, Inc., Microwave & Video Systems, Inc. and Microwave Concepts, Inc.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under
existing   contracts,  access  to  financial  resources,   future
economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report for its fiscal year ended March 31, 2003.




INCOME STATEMENT DATA
($000s omitted except per share data)



                                             Year Ended
                                              March 31
                                          2003          2002
                                        -------        ------

Net sales                                10,676         7,636

Gross profit                              4,711         3,381

Selling, general and
 administrative expenses                  2,565         2,493

Other/interest income (expense)              12           (35)

Income before income taxes                1,423           420

Net income                                1,189           453

Net income per common share:
 Basic                                      .27           .11
 Diluted                                    .27           .10

Weighted average shares
 Outstanding:
 Basic                                    4,387         4,131
 Diluted                                  4,468         4,454




BALANCE SHEET DATA
                                                March 31,
                                           2003          2002
                                           ----          ----

Cash and cash equivalents                  2,629        2,500
Working capital                            6,570        6,068
Total assets                              12,147       10,720
Non-current liabilities                    1,560        1,625
Shareholders' equity                       9,084        7,753






Contact:
-------

Richard S. Kalin, President
212-239-8900 x22
RKalin@Micronetics.com